EXHIBIT J
 to the
Distribution Agreement

BAIRD SMALLCAP VALUE FUND

The Corporation hereby appoints the Distributor, and the Distributor hereby accepts such appointment, as the Corporation’s exclusive agent for the distribution of Shares of the above-named Fund, subject to the terms of the Distribution Agreement of which this Exhibit is a part.

Executed as of this 1st day of February, 2012.

                 The Corporation:

                 BAIRD FUNDS, INC.

                 By: _______________________________________

                 The Distributor:

                 ROBERT W. BAIRD & CO. INCORPORATED

                 By:  ______________________________________